Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre Q3 2008 Sales Up 19% to $12.0 million; Op. Profit of $170,000

BURLINGTON, MA, October 29, 2008 — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices and implants, today announced Q3 2008 financial results.

Q3 2008 revenues were $12.0 million, a 19% increase over Q3 2007. Revenues increased 24% in the Company’s endovascular and dialysis access category, 17% in vascular and 5% in general surgery. Sales gains were driven by several 2007 acquisitions, the weaker dollar and the launch of the Company’s redesigned TAArget/UniFit stent-grafts. International sales accounted for 43% of sales in Q3.

Q3 2008 operating income was $170,000 versus an operating loss of $1.5 million in the year-earlier quarter. This improvement was due in large part to the 2008 Expense Shave program and associated headcount reductions. Operating expenses fell 13% from $9.1 million in Q3 2007 to $7.9 million in Q3 2008. Sequentially, the Q3 2008 operating profit compares favorably with operating losses of $2.6 million in Q1 2008 and $869,000 in Q2 2008.

George W. LeMaitre, Chairman and CEO said, “I’m pleased to report our first quarterly operating profit since the IPO, 19% sales growth and our second consecutive cash positive quarter. Our focus on the bottom line and the health of our balance sheet should serve us well in the current market environment.”

After taxes and foreign exchange losses, the Company reported a net loss of $136,000 in Q3 2008, or $0.01 per diluted share, versus a net loss of $1.4 million, or $0.09 per diluted share in Q3 2007.

The Company’s cash and marketable securities increased by $892,000 during Q3 2008 to $19.2 million. This increase was driven by the reduced net loss and working capital improvements.

The Company reported a gross margin of 67.4% in Q3 2008 versus 74.7% in the year-earlier quarter. This decrease resulted from the inclusion of Biomateriali graft sales in the 2008 quarter, inventory write-offs largely associated with product improvements, and continued strength in the Company’s international business, which generally carries a lower gross margin.

Sales and marketing expenses decreased 5% to $4.4 million in Q3 2008 from $4.6 million in Q3 2007. Sales and marketing expenses were 36% of revenue in Q3 2008, compared to 45% of revenue in the year-earlier quarter. The Company ended Q3 2008 with 49 sales representatives.

General and administrative expenses decreased 8% to $2.2 million in Q3 2008 from $2.3 million in Q3 2007, the result of general belt-tightening.

R&D expenses increased 5% to $1.2 million in Q3 2008 from $1.1 million in Q3 2007, as the Company continued to invest in clinical and regulatory personnel, as well as product development. During the third quarter the Company launched its 9 French F3 Pruitt Carotid Shunt and its 5+ Over-the-Wire Embolectomy Catheter.

Separately, in September the Company extended its European distribution agreement with Endologix through December 2010.

Business Outlook

The Company raised the lower end of its 2008 sales guidance to $48.6—$48.8 million from $48.3—$48.8 million, and improved its 2008 operating loss guidance to $3.1 million from $4.3 million previously. The Company plans to provide 2009 top- and bottom-line guidance as foreign exchange visibility improves. The Company’s guidance does not include the impact of any future acquisitions, significant distributor terminations or material currency fluctuations.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EDT today to review the Company’s financial results and discuss its business outlook for 2008. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-578-5801 (+1-617-213-8058 for international callers), using passcode 64102843. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease; a condition that the Company estimates affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices that are used in arteries and veins outside of the heart including the Expandable LeMaitre Valvulotome, the Pruitt-Inahara Carotid Shunt and the newly-introduced TAArget Thoracic Stent Graft.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company and third parties.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2008 are forward-looking statements involving risks and uncertainties. The Company’s third quarter 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company does not achieve profitability or generate sufficient operating scale to maintain profitability; the potential for encountering unfavorable foreign currency exchange rate fluctuations; risks related to product demand and market acceptance of the Company’s products; the significant competition the Company faces from other companies, technologies, and alternative medical procedures; the Company’s ability to realize the anticipated benefits of its acquisitions; the Company’s ability to maintain the cost savings that resulted from its recent cost-cutting initiatives; the possibility that the Company’s new products may fail to provide the desired safety and efficacy or may not be accepted by the market for other reasons; the Company’s ability to expand its product offerings through internal development or acquisition; the general uncertainty related to seeking regulatory approvals for the Company’s products, particularly in the United States; and the risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$13,163	$6,397
Marketable securities	6,000	16,198
Accounts receivable, net	6,788	7,020
Inventories	8,103	9,589
Other current assets	1,906	2,562

Total current assets	35,960	41,766

Property and equipment, net	2,524	2,891
Goodwill	10,922	10,942
Other intangibles, net	3,088	3,886
Other assets	1,077	1,372

Total assets	$53,571	$60,857

Liabilities and stockholders’ equity

Current liabilities:
Revolving line of credit	$—	$262
Accounts payable	814	2,271
Accrued expenses	4,718	6,661
Acquisition-related liabilities	952	851

Total current liabilities	6,484	10,045

Long term debt	40	42
Deferred tax liabilities	1,382	996
Other long-term liabilities	438	1,188

Total liabilities	8,344	12,271

Stockholders’ equity
Common stock	157	155
Additional paid-in capital	62,035	61,187
Accumulated deficit	(16,506)	(12,880)
Accumulated other comprehensive income	(255)	291
Less: treasury stock	(204)	(167)

Total stockholders’ equity	45,227	48,586

Total liabilities and stockholders' equity	$53,571	$60,857

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net sales	$12,023	$10,144	$36,609	$30,342
Cost of sales	3,920	2,563	11,131	7,778

Gross profit	8,103	7,581	25,478	22,564

Operating expenses:
Sales and marketing	4,373	4,583	15,353	14,131
General and administrative	2,164	2,341	7,726	6,917
Research and development	1,203	1,144	4,027	3,416
Restructuring charges	163	1,054	1,143	1,059
Impairment charge	30	—	514	7

Total operating expenses	7,933	9,122	28,763	25,530

Income (loss) from operations	170	(1,541)	(3,285)	(2,966)

Other income:
Interest income, net	26	359	292	1,054
Other (loss) income, net	(255)	221	(91)	275

Total other (loss) income, net	(229)	580	201	1,329

Loss before income taxes	(59)	(961)	(3,084)	(1,637)

Provision for income taxes	77	393	542	119

Net loss	$(136)	$(1,354)	$(3,626)	$(1,756)

Net loss per share of common stock:
Basic	$(0.01)	$(0.09)	$(0.23)	$(0.11)

Diluted	$(0.01)	$(0.09)	$(0.23)	$(0.11)

Weighted average shares outstanding:
Basic	15,608	15,410	15,552	15,376

Diluted	15,608	15,410	15,552	15,376

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended				For the nine months ended
	September 30, 2008		September 30, 2007		September 30, 2008		September 30, 2007
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$3,966	33%	$3,211	32%	$11,836	32%	$10,256	34%
Vascular	6,987	58%	5,982	59%	21,600	59%	17,216	57%
General Surgery	1,000	8%	951	9%	2,926	8%	2,870	9%

	11,953	99%	10,144	100%	36,362	99%	30,342	100%
OEM	70	1%	—		247	1%	—

Total Net Sales	$12,023	100%	$10,144	100%	$36,609	100%	$30,342	100%

Net Sales by Geography
United States and Canada	$6,805	57%	$6,236	61%	$20,061	55%	$18,232	60%
Outside the United States and Canada	5,218	43%	3,908	39%	16,548	45%	12,110	40%

	$12,023	100%	$10,144	100%	$36,609	100%	$30,342	100%

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Reconciliation between GAAP and Non-GAAP operating loss:
Operating income (loss) as reported	$170	$(1,541)	$(3,285)	$(2,966)
Restructuring charges	163	1,054	1,143	1,059
Impairment	30	0	514	7

Adjusted operating income (loss)	$363	$(487)	$(1,628)	$(1,900)

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

IMPACT OF FOREIGN CURRENCY AND BUSINESS ACTIVITIES

(amounts in thousands)

(unaudited)

	2008			2007				2006
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total net sales	12,023	12,739	11,847	11,104	10,144	10,315	9,883	8,757	8,540	8,760	8,571
Impact of currency exchange rate fluctuations (1)	452	836	674	439	253	267	322	232	135	(1)	(287)
Net impact of acquisitions, distributed sales and discontinued products, excluding currency exchange rate fluctuations (2)	703	929	1,133	1,116	635	567	455	(252)	(383)	(107)	37

(1)	Represents the impact of the change in foreign exchange rates over the corresponding quarter of the prior year based on the weighted average exchange rate for each quarter.
(2)	Represents the impact of sales of products of acquired businesses and distributed sales of other manufacturers’ products, net of sales related to discontinued products and other activities, based on 12 months’ sales following the date of the event or transaction, and shown in the current period only.